Exhibit 99.1
eBay Inc. Reports Second Quarter Results

•	Revenue of $2.7 billion

•	GAAP and Non-GAAP EPS per diluted share of $0.46 and $0.68, respectively, on a continuing operations basis

•	GAAP and Non-GAAP operating margin of 20.9% and 26.9%, respectively

•	Returned $1.6 billion to shareholders in Q2, including $1.5 billion of share repurchases and $120 million paid in cash dividends

San Jose, California, July 17, 2019 - eBay Inc. (NASDAQ: EBAY), a global commerce leader, delivered revenue for the quarter ended June 30, 2019 of $2.7 billion, increasing 2% on an as-reported basis and 4% on a foreign exchange (FX) neutral basis, primarily driven by gross merchandise volume (GMV) of $22.6 billion, down 4% on an as-reported basis and flat on a FX-Neutral basis.

During the quarter, eBay delivered GAAP net income from continuing operations of $403 million, or $0.46 per diluted share and Non-GAAP net income from continuing operations of $589 million, or $0.68 per diluted share. The company generated $744 million of operating cash flow and $607 million of free cash flow from continuing operations while also repurchasing approximately $1.5 billion of its common stock and paying $120 million in cash dividends in the quarter.

"We remained focused on building our active buyer base, delivering outstanding customer experiences, and accelerating our growth initiatives in the second quarter,” said Devin Wenig, President and CEO of eBay Inc. "Managed payments continues to exceed expectations, while first party advertising is providing significant benefits to sellers, and new features are making our marketplace easier to use.”

In the second quarter, eBay grew active buyers by 4% across its platforms, for a total of 182 million global active buyers. Underlying total eBay performance, the Marketplace platforms delivered $2.2 billion of revenue and $21.5 billion of GMV. Marketplace revenue growth was 1% on an as-reported basis and 3% on a FX-Neutral basis, and GMV was down 5% on an as-reported basis and down 1% on a FX-Neutral basis. StubHub platforms drove revenue of $264 million, up 7% on both an as-reported and FX-Neutral basis, and GMV of $1.1 billion, up 5% on an as-reported basis and up 6% on a FX-Neutral basis. Classifieds platforms delivered revenue of $271 million, up 5% on an as-reported basis and up 12% on a FX-Neutral basis.

Based on these results and increased confidence in the year, eBay raised EPS guidance for the full year for the second quarter in a row.

Growth Initiatives

eBay accelerated adoption of its new payments platform, with over 6,000 sellers opting into the program. The company achieved more than $270 million of GMV during the quarter, an increase of 24% quarter-over-quarter that brings the total GMV since launch to $636 million. The PayPal integration for all enrolled U.S. sellers is complete and the offering in Germany is on track to be live by the end of 2019, pending regulatory approval.

First-party advertising continued its impressive growth trajectory. In the second quarter, over 940,000 sellers leveraged first-party advertising to promote over 250 million listings, resulting in $89 million of revenue, a year-over-year growth rate of over 130% on a FX-Neutral basis.

eBay also continued to simplify the buying experience and make the platform more powerful for sellers. The company launched new pages that transformed previously unstructured listings into a more intuitive set of product results, unveiled Brand Outlet, and broadened the simplified returns process to more customers. New seller features were announced to increase buyer conversion including Buy Again, Trending in Your Interests and an expanded Offers to Buyers. The Volume Pricing user interface was dramatically improved, making it much easier for sellers to offer volume-based discounts and for buyers to act on those discounts. In addition, eBay introduced new APIs that will give third-party developers access to managed payments, Promoted Listings and Login with eBay.

Portfolio Update

eBay has taken two actions in the last several weeks to strengthen its portfolio. First, the company has reached a commercial agreement with Paytm Mall to bring eBay’s global inventory onto one of the largest marketplaces in India. Second, eBay has reached an agreement to sell its flash sale German business brands4friends. The company is also actively reviewing the role and value of StubHub and Classifieds in its portfolio to determine the best path forward to maximize shareholder value.

Second Quarter 2019 Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter
	2019	2018	Change
eBay Inc.
Net revenues	$2,687	$2,640	$47	2%
GAAP - Continuing Operations
Income (loss) from continuing operations	$403	$638	$(235)	(37)%
Earnings (loss) per diluted share from continuing operations	$0.46	$0.64	$(0.18)	(27)%
Non-GAAP - Continuing Operations
Net income	$589	$533	$56	11%
Earnings per diluted share	$0.68	$0.53	$0.15	28%

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin increased to 20.9% for the second quarter of 2019, compared to 15.4% for the same period last year. Non-GAAP operating margin increased to 26.9% in the second quarter of 2019, compared to 25.2% for the same period last year.

•
Taxes — The GAAP effective tax rate for continuing operations for the second quarter of 2019 was 20.9%, compared to 9.7% for the second quarter of 2018. The non-GAAP effective tax rate for continuing operations for the second quarter of 2019 was 13.4%, compared to 13.3% for the second quarter of 2018.

•	Cash flow — The company generated $744 million of operating cash flow from continuing operations and $607 million of free cash flow during the second quarter of 2019.

•
Capital returns — The company repurchased approximately $1.5 billion of its common stock, or 40 million shares, in the second quarter of 2019. The company's total repurchase authorization remaining as of June 30, 2019 was $4.2 billion. The company also paid cash dividends of $120 million during the second quarter of 2019.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $6.3 billion as of June 30, 2019.
Business Outlook

•
Third quarter 2019 — The company expects net revenue between $2.61 billion and $2.66 billion, representing Organic FX-Neutral growth of 1% - 3%, with GAAP earnings per diluted share from continuing operations in the range of $0.40 - $0.44 and non-GAAP earnings per diluted share from continuing operations in the range of $0.62 - $0.65.

•
Full year 2019 — The company expects net revenue between $10.75 billion and $10.83 billion, representing Organic FX-Neutral growth of 2% - 3%, with GAAP earnings per diluted share from continuing operations in the range of $1.97 - $2.07 and non-GAAP earnings per diluted share from continuing operations in the range of $2.70 - $2.75.

Dividend Declaration

•
eBay's Board of Directors has declared a cash dividend of $0.14 per share of the company's common stock. The dividend is payable on September 20, 2019 to shareholders of record as of September 3, 2019.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss second quarter 2019 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (NASDAQ: EBAY) is a global commerce leader including the Marketplace, StubHub and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity for all. Founded in 1995 in San Jose, Calif., eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2018, eBay enabled $95 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including expected financial results for the third quarter and full year 2019 and the future growth in its business, dividends and share repurchases. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, any regional or general economic downturn or crisis and any conditions that affect ecommerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; the outcome of the operating and strategic portfolio reviews; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Julianne Whitelaw	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2019	December 31, 2018
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$1,508	$2,202
Short-term investments	2,969	2,713
Accounts receivable, net	797	712
Other current assets	1,570	1,499
Total current assets	6,844	7,126
Long-term investments	1,936	3,778
Property and equipment, net	1,573	1,597
Goodwill	5,185	5,160
Intangible assets, net	94	92
Operating lease right-of-use assets	670	—
Deferred tax assets	4,468	4,792
Other assets	399	274
Total assets	$21,169	$22,819
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$2,063	$1,546
Accounts payable	303	286
Accrued expenses and other current liabilities	2,515	2,335
Deferred revenue	178	170
Income taxes payable	150	117
Total current liabilities	5,209	4,454
Operating lease liabilities	519	—
Deferred tax liabilities	2,684	2,925
Long-term debt	7,243	7,685
Other liabilities	1,408	1,474
Total liabilities	17,063	16,538

Total stockholders' equity	4,106	6,281
Total liabilities and stockholders' equity	$21,169	$22,819

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Net revenues	$2,687	$2,640	$5,330	$5,220
Cost of net revenues (1)	630	597	1,231	1,156
Gross profit	2,057	2,043	4,099	4,064
Operating expenses:
Sales and marketing (1)	817	838	1,559	1,594
Product development (1)	322	352	619	686
General and administrative (1)	274	368	583	638
Provision for transaction losses	71	66	143	138
Amortization of acquired intangible assets	12	13	25	23
Total operating expenses	1,496	1,637	2,929	3,079
Income from operations	561	406	1,170	985
Interest and other, net	(51)	301	13	269
Income from continuing operations before income taxes	510	707	1,183	1,254
Income tax provision	(107)	(69)	(259)	(209)
Income from continuing operations	$403	$638	$924	$1,045
Income (loss) from discontinued operations, net of income taxes	(1)	4	(4)	4
Net income	$402	$642	$920	$1,049

Income per share - basic:
Continuing operations	$0.47	$0.64	$1.05	$1.04
Discontinued operations	—	—	—	—
Net income per share - basic	$0.47	$0.64	$1.05	$1.04

Income per share - diluted:
Continuing operations	$0.46	$0.64	$1.04	$1.03
Discontinued operations	—	—	—	—
Net income per share - diluted	$0.46	$0.64	$1.04	$1.03

Weighted average shares:
Basic	860	992	880	1,001
Diluted	867	1,004	887	1,016

(1) Includes stock-based compensation as follows:
Cost of net revenues	$15	$16	$29	$29
Sales and marketing	25	31	48	56
Product development	54	58	99	103
General and administrative	45	46	84	83
	$139	$151	$260	$271

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In millions)
Cash flows from operating activities:
Net income	$402	$642	$920	$1,049
(Income) loss from discontinued operations, net of income taxes	1	(4)	4	(4)
Adjustments:
Provision for transaction losses	71	66	143	138
Depreciation and amortization	175	170	344	349
Stock-based compensation	139	151	260	271
(Gain) loss on investments, net	—	(263)	1	(260)
Deferred income taxes	35	12	71	(17)
Change in fair value of warrant	8	(106)	(105)	(106)
Changes in assets and liabilities, net of acquisition effects	(87)	(296)	(344)	(553)
Net cash provided by operating activities	744	372	1,294	867
Cash flows from investing activities:
Purchases of property and equipment	(137)	(184)	(319)	(342)
Purchases of investments	(12,252)	(5,571)	(24,178)	(10,365)
Maturities and sales of investments	13,080	5,905	25,827	12,555
Acquisitions, net of cash acquired	—	(302)	(93)	(302)
Other	37	1	49	1
Net cash provided by (used in) investing activities	728	(151)	1,286	1,547
Cash flows from financing activities:
Proceeds from issuance of common stock	50	58	55	67
Repurchases of common stock	(1,518)	(991)	(2,949)	(2,000)
Payments for taxes related to net share settlements of restricted stock units and awards	(65)	(93)	(119)	(153)
Payments for dividends	(120)	—	(245)	—
Repayment of debt	—	—	—	(750)
Other	—	(16)	—	(31)
Net cash used in financing activities	(1,653)	(1,042)	(3,258)	(2,867)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10)	(89)	(20)	(51)
Net increase (decrease) in cash, cash equivalents and restricted cash	(191)	(910)	(698)	(504)
Cash, cash equivalents and restricted cash at beginning of period	1,712	2,546	2,219	2,140
Cash, cash equivalents and restricted cash at end of period	$1,521	$1,636	$1,521	$1,636

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace (2)	$1,887	$1,885	$1,984	$1,803	$1,837
Current quarter vs prior year quarter	3%	5%	9%	6%	9%
Percent from international	63%	62%	64%	62%	62%
StubHub	243	223	311	286	240
Current quarter vs prior year quarter	1%	(3)%	2%	6%	5%
Percent from international	9%	6%	6%	7%	10%
Total net transaction revenues	2,130	2,108	2,295	2,089	2,077
Current quarter vs prior year quarter	3%	4%	8%	6%	9%
Percent from international	57%	56%	56%	55%	56%

Marketing services and other revenues:
Marketplace	270	277	316	301	298
Current quarter vs prior year quarter	(9)%	(11)%	(5)%	3%	6%
Percent from international	56%	54%	53%	54%	52%
Classifieds	271	256	263	254	259
Current quarter vs prior year quarter	5%	4%	8%	8%	18%
Percent from international	100%	100%	100%	100%	100%
StubHub	21	7	3	5	6
Current quarter vs prior year quarter	**	**	112%	123%	(34)%
Percent from international	20%	7%	22%	90%	80%
Elimination of intersegment revenue	(5)	(5)	—	—	—
Total marketing services and other revenues	557	535	582	560	563
Current quarter vs prior year quarter	(1)%	(4)%	1%	6%	10%
Percent from international	76%	75%	74%	75%	74%
Total net revenues (1)	$2,687	$2,643	$2,877	$2,649	$2,640
Current quarter vs prior year quarter	2%	2%	6%	6%	9%

(1) Foreign currency impact	$(86)	$(68)	$(9)	$4	$70
(2) Hedge gain/(loss)	$13	$20	$29	$12	$(21)
** Not meaningful

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(In millions, except percentages)
Active Buyers (1)	182	180	179	177	175
Current quarter vs prior year quarter	4%	4%	4%	4%	4%

Gross Merchandise Volume (2)
Marketplace	$21,484	$21,571	$23,231	$21,482	$22,569
Current quarter vs prior year quarter	(5)%	(4)%	1%	5%	11%
StubHub	$1,117	$1,018	$1,410	$1,237	$1,060
Current quarter vs prior year quarter	5%	(3)%	(2)%	7%	5%
Total GMV	$22,601	$22,589	$24,641	$22,719	$23,629
Current quarter vs prior year quarter	(4)%	(4)%	1%	5%	10%

(1)
All buyers who successfully closed a transaction on our Marketplace and StubHub platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account. Starting in the second quarter of 2018, year-over-year growth rate is on a pro-forma basis, which includes Giosis' Japan business active buyers in both current and prior year periods.

(2)
Total value of all successfully closed transactions between users on our Marketplace and StubHub platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platforms in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
September 30, 2019
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.61 - $2.66	$2.61 - $2.66
Diluted EPS from continuing operations	$0.40 - $0.44	$0.62 - $0.65

Twelve Months Ending
December 31, 2019
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$10.75 - $10.83	$10.75 - $10.83
Diluted EPS from continuing operations	$1.97 - $2.07	$2.70 - $2.75

(a) Estimated non-GAAP amounts above for the three months ending September 30, 2019 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $10 - $15 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $135 - $145 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $40 - $50 million.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2019 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $50 - $60 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $530 - $550 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $150 - $170 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In millions, except percentages)
GAAP operating income	$561	$406	$1,170	$985
Stock-based compensation expense and related employer payroll taxes	145	158	271	284
Amortization of acquired intangible assets within cost of net revenues	2	4	4	10
Amortization of acquired intangible assets within operating expenses	12	13	25	23
Other significant gains, losses or charges	3	84	41	84
Total non-GAAP operating income adjustments	162	259	341	401
Non-GAAP operating income	$723	$665	$1,511	$1,386
Non-GAAP operating margin	26.9%	25.2%	28.4%	26.5%
Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$510	$707	$1,183	$1,254
GAAP provision for income taxes	(107)	(69)	(259)	(209)
GAAP net income from continuing operations	$403	$638	$924	$1,045
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	162	259	341	401
(Gain) loss on investments and sale of business	—	(246)	—	(246)
Change in fair market value of warrant	8	(106)	(105)	(106)
Tax effect of step-up of intangible assets basis	199	—	199	—
Tax effect of non-GAAP adjustments	(183)	(12)	(162)	(13)
Non-GAAP net income from continuing operations	$589	$533	$1,197	$1,081

Diluted net income from continuing operations per share:
GAAP	$0.46	$0.64	$1.04	$1.03
Non-GAAP	$0.68	$0.53	$1.35	$1.06
Shares used in GAAP and non-GAAP diluted net income per-share calculation	867	1,004	887	1,016

GAAP effective tax rate - Continuing operations	20.9%	9.7%	21.9%	16.6%
Tax effect of non-GAAP adjustments to net income from continuing operations	(7.5)%	3.6%	(6.3)%	0.5%
Non-GAAP effective tax rate - Continuing operations	13.4%	13.3%	15.6%	17.1%
*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In millions)
Net cash provided by continuing operating activities	$744	$372	$1,294	$867
Less: Purchases of property and equipment	(137)	(184)	(319)	(342)
Free cash flow	$607	$188	$975	$525

*Presented on a continuing operations basis